Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169436 on Form S-8 of our reports dated July 25, 2011, relating to (i) the consolidated financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”)(which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting provisions regarding noncontrolling interests), and (ii) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended May 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

July 25, 2011